Exhibit 99.1

Magnite Successfully Completes Term Loan Repricing

Reduces Interest Rate by 75 Basis Points, Over $2.7 Million in Yearly Interest Payment Savings

NEW YORK, New York – Sept. 18, 2024 – Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company, today announced the successful repricing of the outstanding loans under its senior secured term loan facility (Term Loan) due in February 2031.

The $364 million repricing reduces the interest rate by 75 basis points to Term SOFR + 3.75% from the previous rate of Term SOFR + 4.5%. The interest rate improvement represents a cumulative reduction of 125 basis points compared to the rate prior to the refinancing of the Term Loan in February. There are no changes to the maturity of the Term Loan following this repricing, and all other terms are substantially unchanged. In addition, the repricing has no impact on the company’s convertible notes, due March 2026, or its revolving credit facility (undrawn), which matures in February 2029.

About Magnite

We’re Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company. Publishers use our technology to monetize their content across all screens and formats including CTV, online video, display, and audio. The world’s leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Anchored in bustling New York City, sunny Los Angeles, mile high Denver, historic London, colorful Singapore, and down under in Sydney, Magnite has offices across North America, EMEA, LATAM, and APAC.

Forward-Looking Statements:

This press release includes forward-looking statements, including with respect to our repricing plans. Investors should not place undue reliance on these forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates,” “proposed” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” section in the company’s reports filed with the U.S. Securities and Exchange Commission. Investors should read this press release and the documents that we have filed or will file with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Investor Relations

Contact

Nick Kormeluk

(949) 500-0003

nkormeluk@magnite.com

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